Exhibit 5.1

June 7, 2018

Golden Minerals Company

350 Indiana Street, Suite 800

Golden, Colorado 80401

Ladies and Gentlemen:

We have acted as counsel for Golden Minerals Company, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), relating to the registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of 15,222,941 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, reserved for issuance pursuant to a purchase agreement dated as of May 9, 2018 (the “Purchase Agreement”), by and between the Company and Lincoln Park Capital Fund, LLC (the “Selling Stockholder”). The Shares may be issued to the Selling Stockholder under the Purchase Agreement from time to time and subsequently offered for sale from time to time by the Selling Stockholder. This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined (i) the Registration Statement, (ii) the Purchase Agreement, (iii) copies of the Company’s certificate of incorporation and bylaws, and (iv) a copy of the Certificate of Good Standing for the Company from the Secretary of State for the State of Delaware dated May 8, 2018. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.  We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We are opining herein as to Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law, and we express no opinion with respect to any other laws.

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

We hereby consent to be named in the Registration Statement, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP